Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

December 11, 2014

Metaldyne Performance Group, Inc.

47659 Halyard Avenue

Plymouth, MI 48170

Ladies and Gentlemen:

We have acted as counsel to Metaldyne Performance Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of the offer, issuance and sale by the Company of up to 5,900,000 shares of common stock, par value $0.001 per share, of the Company (the “2014 Plan Shares”), which may be issued pursuant to the 2014 Equity Incentive Plan (the “2014 Plan”), which is filed as Exhibit 4.1 to the Registration Statement, up to 1,928,335 shares of common stock, par value $0.001 per share, of the Company (the “HHI Shares”), which may be issued pursuant to the assumed ASP HHI Holdings, Inc. Stock Option Plan (the “HHI Plan”), which is filed as Exhibit 4.2 to the Registration Statement, up to 1,991,305 shares of common stock par value $0.001 per share, of the Company (the “MD Shares”), which may be issued pursuant to the assumed ASP MD Holdings, Inc. Stock Option Plan (the “MD Plan”), which is filed as Exhibit 4.3 to the Registration Statement and up to 970,395 shares of common stock, par value $0.001 per share (the “Grede Shares” and together with the 2014 Plan Shares, the HHI Shares and the MD Shares, the “Shares”), which may be issued pursuant to the assumed ASP Grede Intermediate Holdings LLC Unit Option Plan (the “Grede Plan” and together with the 2014 Plan, the HHI Plan and the MD Plan, the “Plans”), which is filed as Exhibit 4.4 to the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the 2014 Plan; (iv) the HHI Plan; (v) the MD Plan; (vi) the Grede Plan; (vii) the Registration Statement; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the

December 11, 2014

authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the respective Plans, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and any reference to our firm in the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP